FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Advisor Series II

Series Number	7
Fund	Fidelity Advisor Municipal Income Fund
Trade Date	March 31, 2010
Settle Date	April 8, 2010
Security Name	CA PUB WKS 5.75% 3/1/30
CUSIP	130685ZZ6
Price	98.942
Transaction Value	$989,420
Class Size	155,920,000
% of Offering	0.64%
Underwriter Purchased From	Wachovia Bank NA
Underwriting Members: (1)	Wachovia Bank NA
Underwriting members: (2)	Wells Fargo Securities
Underwriting Members: (3)	Wedbush Securities, Inc.
Underwriting Members: (4)	Cabrera Capital Markets, LLC
Underwriting Members: (5)	Alamo Capital
Underwriting Members: (6)	Barclays Capital Inc.
Underwriting Members: (7)	City National Securities, Inc.
Underwriting Members: (8)	E.J. De La Rosa & Co., Inc.
Underwriting Members: (9)	Edward D. Jones & Co., LP
Underwriting Members: (10)	Fidelity Capital Markets
Underwriting Members: (11)	Great Pacific Securities
Underwriting Members: (12)	Morgan Keegan and Company, Inc.
Underwriting Members: (13)	Oppenheimer & Co., Inc.
Underwriting Members: (14)	R H Investment Corporation
Underwriting Members: (15)	Sandgrain Securities, Inc.
Underwriting Members: (16)	Stone & Youngberg LLC
Underwriting Members: (17)	Wulff, Hansen & Co.